Exhibit 10.79

DYNAVAX TECHNOLOGIES CORPORATION

MANAGEMENT CONTINUITY AND SEVERANCE AGREEMENT

This Management Continuity and Severance Agreement (this “Agreement”) is made and entered into by and between Eddie Gray (“Employee”), and Dynavax Technologies Corporation, a Delaware corporation (the “Company” or “Dynavax”), effective as of the date that Employee’s employment with Dynavax commences (the “Effective Date”).

RECITALS

A. The Company entered into an employment offer letter agreement with Employee, dated as of March 29, 2013 (the “Employment Agreement”), under which Employee will, among other things, be employed as the Chief Executive Officer (“CEO”) of the Company.

B. It is expected that another company may from time to time consider the possibility of acquiring the Company or that a change in control may otherwise occur, with or without the approval of the Company’s Board of Directors (the “Board”). The Board recognizes that such consideration can be a distraction to Employee and can cause Employee to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company to assure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat, or occurrence of a Change of Control (as defined below) of the Company.

C. The Board believes it is in the best interests of the Company to retain Employee and provide incentives to Employee to continue in the service of the Company.

D. The Board further believes that it is imperative to provide Employee with certain benefits upon a termination of Employee’s employment or upon or in connection with a Change of Control, which benefits are intended to provide Employee with encouragement to remain with the Company.

In consideration of the mutual promises, covenants, and agreements contained herein, and in consideration of the employment of Employee by the Company, the parties hereto agree as follows:

1.	Term; At-Will Employment.

(a) This Agreement shall be effective as of the Effective Date and shall terminate upon the earliest to occur of: (i) the date on which Employee ceases to be employed by the Company, other than as a result of an Involuntary Termination or a Change of Control Termination; and (ii) the date that all obligations of the parties hereunder have been satisfied.

(b) The Company and Employee acknowledge that Employee’s employment is at-will, as defined under applicable law, and that Employee’s employment with the Company may be terminated by either party at any time for any or no reason. If Employee’s employment with the Company terminates for any reason, Employee shall not be entitled to any payments, benefits, damages, award, or compensation other than as provide in this Agreement, and as may otherwise be available in accordance with the terms of the Company’s established employee plans and written policies at the time of termination or as otherwise required by law.

2.	Benefits upon Termination of Employment.

(a) Termination for Cause. If Employee’s employment is terminated for Cause at any time, then Employee shall not be entitled to receive payment of any severance benefits. Employee will receive payment for all accrued but unpaid salary as of the date of Employee’s termination of employment for Cause, and Employee’s benefits will continue under the Company’s then-existing benefit plans and policies to the extent provided by such plans and policies in effect on the date of termination and applicable law. If the Company proposes to terminate Employee’s employment for Cause, the Company shall provide written notice to Employee setting forth the reasons for such termination and giving Employee an opportunity to respond and to cure his conduct providing Cause for termination (to the extent such reason is capable of cure) prior to the effective date of termination, which shall be not less than thirty (30) calendar days after Employee’s receipt of such notice. Notwithstanding the foregoing, if Employee’s conduct providing Cause for termination is not capable of cure, the Company need not provide advance notice of termination for Cause, and can terminate Employee’s employment for Cause immediately upon written notice to Employee setting forth the reasons for such termination.

(b) Other Terminations. If Employee’s employment ends as a result of death or disability, or other than by reason of Involuntary Termination or Change of Control Termination (each, as defined below), then Employee shall not be entitled to receive payment of any severance benefits. Employee will receive payment for accrued but unpaid salary as of the date of Employee’s termination of employment, and Employee’s benefits will be continued under the Company’s then-existing benefit plans and policies to the extent provided by such plans and policies in effect on the date of termination and applicable law.

(c) Involuntary Termination. In the event of an Involuntary Termination, subject to (i) Employee’s execution, delivery and non-revocation of a general release of all known and unknown claims in favor of the Company and other listed released parties, in the form attached hereto as Exhibit A (a “Release”) within sixty (60) days following the date of Employee’s Involuntary Termination, (ii) Employee’s prompt resignation from the Board, and (iii) Employee’s continued compliance with the Employee Proprietary Information and Inventions Agreement between the Company and Employee (the “Proprietary Information Agreement”) and any restrictive covenant agreements with the Company or any of its affiliates, Employee shall be entitled to receive the following severance benefits:

(i) cash severance equal to the sum of (A) twenty-four (24) months of Employee’s then-current Base Salary (ignoring any reduction in Base Salary that forms the basis for a resignation for Good Reason) and (B) 200% of Employee’s Annual Target Bonus for the year of termination, which amount shall be payable, subject to applicable tax withholdings and Section 10(m), in one lump sum on the first payroll date to occur after the sixtieth (60th) day following the date of Employee’s Involuntary Termination;

(ii) all outstanding equity awards (including but not limited to stock options and restricted stock awards) (A) subject to time-based vesting criteria granted to Employee under the Company’s 2011 Equity Incentive Plan (the “Equity Plan”), and (B) that are held by Employee as of the date of Employee’s Involuntary Termination, shall automatically accelerate and fully vest, effective as of the date of such Involuntary Termination;

(iii) with respect to each option award granted to Employee under the Equity Plan that is vested as of the date of Employee’s Involuntary Termination, Employee shall have until the earlier of (A) the third anniversary of the date of Employee’s Involuntary Termination and (B) the original term of the vested option (subject to earlier termination in the event of a Corporate Transaction (as defined in the Equity Plan) as may be provided under the Equity Plan) to exercise Employee’s vested options. For the sake of clarity, in no event will any vested option be exercisable beyond its original full term; and

(iv) if Employee is participating in the Company’s employee group health insurance plans on the effective date of termination, and timely elects continued coverage under federal COBRA continuation laws, or, if applicable, state or local insurance laws (collectively, “COBRA”), the Company shall, subject to Section 10(m), pay to Employee, on the first payroll date to occur after the sixtieth (60th) day following the date of Employee’s Involuntary Termination, a cash payment equal to the applicable COBRA premiums for the first month of Employee’s COBRA coverage (including premiums for Employee and his eligible dependents who have elected COBRA coverage) multiplied by twenty-four (24), subject to applicable tax withholdings (such amount, the “Involuntary Termination Lump Sum COBRA Cash Payment”). Employee may, but is not obligated to, use such Involuntary Termination Lump Sum COBRA Cash Payment toward the cost of COBRA premiums.

3.	Benefits upon (or in connection with) a Change of Control.

(a) In the event of a Change of Control, and subject to Employee’s continued service with the Company through the date immediately prior to the closing of such Change of Control, subject to Employee’s execution, delivery and non-revocation of a Release not later than the effective date of the Change of Control, all of Employee’s then-outstanding equity awards (including but not limited to stock options and restricted stock awards) granted to Employee under the Equity Plan shall automatically accelerate and fully vest as of immediately prior to the effective time of such Change of Control.

(b) If Employee incurs an Involuntary Termination on or within twenty-four (24) months following the closing of a Change of Control (a “Change of Control Termination”), subject to (i) Employee’s execution, delivery and non-revocation of the Release not later than sixty (60) days following the date of such Change of Control Termination, (ii) Employee’s prompt resignation from the Board, and (iii) Employee’s continued compliance with the Proprietary Information Agreement and any restrictive covenant agreements with the Company or any of its affiliates, then Employee shall be entitled to receive the following severance benefits:

(i) cash severance equal to the sum of (A) twenty-four (24) months of Employee’s then-current Base Salary (ignoring any reduction in Base Salary that forms the basis for a resignation for Good Reason) and (B) 200% of Employee’s Annual Target Bonus for the year of termination, which amount shall be payable, subject to applicable tax withholdings and Section 10(m), in a lump sum on the first payroll date to occur after the sixtieth (60th) day following the date of Employee’s Change of Control Termination;

(ii) all outstanding equity awards (including but not limited to stock options and restricted stock awards) granted to Employee following the Change of Control (A) subject to time-based vesting criteria granted to Employee under the Equity Plan (or any equity plan of a successor company as a result of such Change of Control) and (B) that are held by Employee as of the date of Employee’s Change of Control Termination shall automatically accelerate and fully vest, effective as of the date of such Change of Control Termination;

(iii) with respect to each option award granted to Employee under the Equity Plan (or any equity plan of a successor company as a result of such Change of Control) that is vested as of the date of Employee’s Change of Control Termination, Employee shall have until the earlier of (A) the third anniversary of the date of Employee’s Change of Control Termination, and (B) the original term of the vested option (subject to earlier termination in the event of a Corporate Transaction (as defined in the Equity Plan) as may be provided under the Equity Plan) to exercise Employee’s vested options. For the sake of clarity, in no event will any vested option be exercisable beyond its original full term; and

(iv) if Employee is participating in the Company’s employee group health insurance plans on the effective date of termination, and timely elects continued coverage under COBRA, the Company shall, subject to Section 10(m), pay to Employee, on the first payroll date to occur after the sixtieth (60th) day following the date of Employee’s Change of Control Termination, a cash payment equal to the applicable COBRA premiums for the first month of Employee’s COBRA coverage (including premiums for Employee and his eligible dependents who have elected COBRA coverage) multiplied by twenty-four (24), subject to applicable tax withholdings (such amount, the “CoC Termination Lump Sum COBRA Cash Payment”). Employee may, but is not obligated to, use such CoC Termination Lump Sum COBRA Cash Payment toward the cost of COBRA premiums.

4. No Duplication of Benefits. In no event shall Employee receive severance benefits under both Section 2(c) and Section 3(b). For the avoidance of doubt, in the event Employee is terminated for Cause, he resigns other than for Good Reason, or his employment terminates due to his death or disability, Employee will not be entitled to any of the benefits set forth in Section 2(c) or Section 3(b).

5. Definition of Terms. The following capitalized terms referred to in this Agreement shall have the following meanings:

(a) “Annual Target Bonus” shall mean the target annual incentive bonus that Employee is eligible to earn with respect to the calendar year in which his employment terminates, as determined by the Board in its discretion, provided that, if no Annual Target Bonus is in effect for such year then the Annual Target Bonus amount (for purposes of this Agreement only) shall be equal to sixty percent (60%) of Employee’s Base Salary.

(b) “Base Salary” shall mean the annual base salary paid to Employee, which for the avoidance of doubt shall initially be equal to $500,000 per year.

(c) “Change of Control” shall mean the occurrence of any of the following events:

(i) Change of Ownership. Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then-outstanding voting securities; or

(ii) Merger/Sale of Assets. In the event of (x) a merger, acquisition or consolidation of the Company, whether or not approved by the Board, other than a merger, acquisition or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (y) the sale or disposition by the Company of all or substantially all of the Company’s assets.

Notwithstanding the foregoing, to the extent required for compliance with Section 409A of the Code, in no event will a Change of Control be deemed to have occurred if such transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulations Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).

(d) “Cause” shall mean: (i) gross negligence or willful misconduct in the performance of Employee’s duties to the Company (or any successor corporation), where such gross negligence or willful misconduct has resulted or is reasonably likely to result in substantial and material damage to the Company (or any successor corporation) and its subsidiaries taken as a whole; (ii) repeated unexplained or unjustified absence from the Company (or any successor corporation); (iii) a material and willful violation of any federal or state law (other than misdemeanor traffic violations) that has resulted or is reasonably likely to result in substantial and material damage to the Company (or any successor corporation) and its subsidiaries taken as a whole; (iv) commission of any act of fraud with respect to the Company (or any successor corporation) that is material and significant; or (v) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company (or any successor corporation), in each case as determined in good faith by the Board (or the board of directors of any successor corporation).

(e) “Code” means the Internal Revenue Code of 1986, as amended.

(f) “Good Reason” shall mean Employee’s resignation from all employment positions he then holds with the Company (or any successor corporation) and its affiliates as a result of:

(i) a material reduction or change in Employee’s job duties, responsibilities, and requirements inconsistent with the Employee’s position with the Company (or any successor corporation) and Employee’s prior duties, responsibilities, and requirements;

(ii) a requirement that Employee report to a corporate officer or employee rather than the Board (or the board of directors of any successor corporation);

(iii) a material reduction of Employee’s Base Salary or Annual Target Bonus opportunity (other than in connection with a general decrease in base salary or annual target bonus opportunity for most officers of the Company or any successor corporation);

(iv) a requirement that Employee relocate to a facility or location that increases Employee’s one-way commute by more than thirty-five (35) miles; or

(v) any other action that constitutes a material breach by the Company (or any successor thereto) of this Agreement.

Notwithstanding the foregoing, Good Reason shall only exist if: (x) Employee provides written notice to the Company (or any successor corporation) of the existence of the condition that forms the basis for such resignation for Good Reason within ninety (90) days following its initial existence; (y) upon such notice, the Company (or any successor corporation) does not cure such condition within thirty (30) days thereafter to the reasonable satisfaction of Employee; and (z) Employee’s resignation occurs not later than one hundred eighty (180) days after the occurrence of the condition giving rise to the right to resign for Good Reason.

(g) “Involuntary Termination” shall mean a termination of Employee’s employment with the Company (or any successor corporation) and its affiliates in any case as a result of either: (i) a termination by the Company (or any successor corporation) without Cause and other than as a result of Employee’s death or disability; or (ii) Employee’s resignation for Good Reason.

6. Conflicts. Employee represents that his performance of all the terms of this Agreement will not breach any other agreement to which Employee is a party. Employee has not entered, and will not during the term of this Agreement enter, into any oral or written agreement in conflict with any of the provisions of this Agreement. Employee further represents that he is entering into or has entered into an employment relationship with the Company of his own free will and that he has not been solicited as an employee in any way by the Company.

7. Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation, or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. The terms of this Agreement and all of Employee’s rights hereunder and thereunder shall inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.

8. Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices to Employee shall be addressed to Employee at the home address that Employee most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

9.	Parachute Payments.

(a) If any payment or benefit Employee would receive from the Company or otherwise in connection with a Change of Control or other similar transaction (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount ((x) or (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Employee’s receipt of the greatest economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a Reduced Amount will give rise to the greater after tax benefit, the reduction in the Payments shall occur in the following order: (a) reduction of cash payments; (b) cancellation of accelerated vesting of equity awards other than stock options; (c) cancellation of accelerated vesting of stock options; and (d) reduction of other benefits paid to Employee. Within any such category of payments and benefits (that is, (a), (b), (c) or (d)), a reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A and then with respect to amounts that are. In the event that acceleration of compensation from Employee’s equity awards is to be reduced, such acceleration of vesting shall be canceled, subject to the immediately preceding sentence, in the reverse order of the date of grant.

(b) The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the event described in Section 280G(b)(2)(A)(i) of the Code shall perform the foregoing calculations. If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effectuating such event, the Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder. The independent registered public accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Employee within thirty (30) calendar days after the date on which Employee’s right to a Payment is triggered (if requested at that time by the Company or Employee) or such other time as reasonably requested by the Company or Employee. Any good faith determinations of the independent registered public accounting firm made hereunder shall be final, binding and conclusive upon the Company and Employee.

10.	Miscellaneous Provisions.

(a) No Duty to Mitigate. Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor shall any such payment be reduced by any earnings that Employee may receive from any other source.

(b) Waiver. No provision of this Agreement shall be modified, waived, or discharged unless the modification, waiver, or discharge is agreed to in writing and signed by Employee and by an authorized officer of the Company (other than Employee) or any successor corporation. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Entire Agreement. This Agreement (including Exhibit A), together with the Employment Agreement and the Proprietary Inventions Agreement, constitute the entire agreement between Employee and the Company with regard to this subject matter and is the complete, final, and exclusive embodiment of the parties’ agreement with regard to this subject matter. No agreements, representations, or understandings (whether oral or written and whether expressed or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement may not be modified or amended in any way except by a written agreement executed by Employee and a duly authorized member of the Board.

(d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without reference to conflict of laws provisions.

(e) Severability. If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or unenforceable, and a suitable and equitable term or provision shall be substituted therefore to carry out, insofar as may be valid and enforceable, the intent and purpose of the invalid or unenforceable term or provision.

(f) Arbitration. Any dispute or controversy arising under or in connection with this Agreement will be subject to the dispute resolution terms set forth in the Employment Agreement.

(g) Legal Fees and Expenses. The parties shall each bear their own expenses, legal fees, and other fees incurred in connection with this Agreement. This means the Company pays its own legal fees in connection with this Agreement and the Employee is responsible for his own legal fees in connection with this Agreement. However, the arbitrator may award legal fees and expenses in connection with any arbitration concerning this Agreement, as deemed appropriate by such arbitrator.

(h) No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment, or other creditor’s process, and any action in violation of this Section 10(h) shall be void.

(i) Employment Taxes. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(j) Assignment by Company. The Company may assign its rights under this Agreement to an affiliate, and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company; provided, however, that such assignee is the employer of the Employee. In the case of any such assignment, the term “Company” when used in a section of this Agreement shall mean the corporation that actually employs the Employee except that the term “Company” shall continue to mean Dynavax Technologies Corporation with regard to the definition of a Change of Control.

(k) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(l) Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

(m) Application of Section 409A.

(i) The intent of the parties is that payments and benefit under this Agreement comply with or be exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Employee and the Company of the applicable provision without violating the provisions of Section 409A.

(ii)(A) All expenses or other reimbursements as provided herein shall be payable in accordance with the Company’s policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Employee; (B) no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year; and (C) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchanged for another benefit.

(iii) For purposes of Section 409A, Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(iv) A termination of employment shall not be deemed to have occurred for purposes of this Agreement providing or the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a “separation from service” would violate Section 409A. For purposes of any such provision of this Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then, notwithstanding any other provision herein, with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided prior to the date which is the earlier of (A) the expiration of the six-month period measured from the date of such “separation from service” of Employee, and (B) the date of Employee’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 10(l)(iv) (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such delay) shall be paid or reimbursed to Employee in a lump sum on the first business day following the Delay Period, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(v) Nothing contained in this Agreement shall constitute any representation or warranty by the Company regarding compliance with Section 409A. Subject to the above provisions of this Section 10(l), (i) the Company has no obligation to take any action to prevent the assessment of any additional income tax, interest or penalties under Section 409A on any person and (ii) the Company, its subsidiaries and affiliates, and each of their employees and representatives shall not have any liability to Employee with respect thereto.

[Signatures Follow]

IN WITNESS WHEREOF, the parties have entered into this Agreement to be effective as of the Effective Date.

DYNAVAX TECHNOLOGIES CORPORATION

By:	/s/ Daniel Kisner M.D.
Name:	Daniel Kisner, M.D.
Title:	Director

EMPLOYEE

/s/ Eddie Gray
Eddie Gray

Exhibit A – Separation Date Release

EXHIBIT A

SEPARATION DATE RELEASE

As required by the Management Continuity and Severance Agreement (the “Agreement”) between me and Dynavax Technologies Corporation, a Delaware corporation (the “Company” or “Dynavax”), and in exchange for certain consideration to be provided to me under the Agreement in certain circumstances following the commencement of my employment with the Company, as specified in the Agreement, I hereby provide the following Separation Date Release (the “Release”).

1. I hereby generally and completely release the Company, its parent and subsidiary entities, and their respective directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (the “Released Parties”) of and from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date I sign this Release. The Released Claims include the following: (i) all claims arising out of or in any way related to my employment or the termination of that employment; (ii) all claims related to my compensation or benefits, including salary, overtime, bonuses, commissions, vacation pay, paid time off, expense reimbursements, severance pay, carried interest, fringe benefits, stock, stock options, or any other equity or ownership interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act (as amended) (“ADEA”), the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended).

2. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification I may have pursuant to any fully executed indemnification agreement with the Company to which I am a party or under applicable law; (ii) any rights or claims which are not waivable as a matter of law; and (iii) any claims for breach of the Agreement arising after the date that I sign this Release. In addition, nothing in this Release prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Fair Employment and Housing Commission, or any other government agency, except that I acknowledge and agree that I hereby waive my right to any monetary benefits in connection with any such claim, charge or proceeding. I represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.

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3. I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, and that the consideration given for the waiver and release in the preceding paragraph is in addition to anything of value to which I am already entitled. I further acknowledge that I have been advised by this writing that: (i) my waiver and release do not apply to any rights or claims that may arise after the date I sign this Release; (ii) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (iii) I have at least twenty-one (21) days to consider this Release (although I may choose voluntarily to sign it earlier); (iv) I have seven (7) days following the date I sign this Release to revoke it by providing written notice of revocation to the Chairman of the Company’s Board of Directors; and (v) this Release will not be effective until the date upon which the revocation period has expired, which will be the eighth calendar day after the date I sign it if I do not revoke it (the “Effective Date”).

4. In giving the releases set forth in this Release, I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to my release of claims herein, including but not limited to the release of claims unknown to me at present.

5. I hereby represent that I have been paid all compensation owed and for all hours worked, I have received all the leave and leave benefits and protections for which I am eligible pursuant to applicable laws or otherwise, and I have not suffered any on-the-job injury or illness for which I have not already filed a workers’ compensation claim.

6. I further agree: (i) not to disparage the Company, or any of the other Released Parties, in any manner likely to be harmful to its or their business, business reputation, or personal reputation (although I may respond accurately and fully to any request for information as required by legal process); (ii) not to voluntarily (except in response to legal compulsion) assist any third party in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents; (iii) to reasonably cooperate with the Company, by voluntarily (without legal compulsion) providing accurate and complete information, in connection with the Company’s actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters, arising from events, acts, or failures to act that occurred during the period of my employment by the Company; and (iv) for a period of twelve (12) months after the termination of my employment, I will not, directly or indirectly, whether on my own behalf or on behalf of another party, solicit, induce, or attempt to solicit or induce, any employee, consultant or contractor of the Company to terminate or reduce an employment or other contractual relationship with the Company.

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REVIEWED, UNDERSTOOD, AND AGREED:

/s/ Eddie Gray
Eddie Gray

April 3, 2013
Date

A-3